Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO VACANT LAND PURCHASE AGREEMENTS

Vancouver, B.C. – October 14, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that on September 30, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Apple Valley East Agreement”). Under the Apple Valley East Agreement, Coronus agrees to acquire a 20 acre parcel of vacant land, situated east of Apple Valley, in the County of San Bernardino, California, from Mohamad Kotob. The purchase price is USD $120,000, all cash. Close of escrow is December 7, 2011. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $119,000 within sufficient time to close escrow. The Apple Valley East Agreement is subject to Coronus’ Board of Director approval on or before November 30, 2011. There can be no assurance Coronus’ Board of Director approval will be obtained.

Additionally, Mr. Thachuk announced today that on October 9, 2011, Coronus entered into a second Vacant Land Purchase Agreement (the “Yucca Valley East Agreement”). Under the Yucca Valley East Agreement, Coronus agrees to acquire a 34.07 acre parcel of vacant land, situated east of Yucca Valley, in the County of San Bernardino, California, from Peter and Ann Wellington. The purchase price is USD $170,000. Close of escrow is December 15, 2011. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $33,000 within sufficient time to close escrow. Peter and Ann Wellington agree to carry back the balance amount of USD $136,000 for two years at 6.5% per annum interest, with monthly payments of interest only. Additionally, on closing, Coronus agrees to pay the realtor commission of USD $5,000. The Yucca Valley East Agreement is subject to Coronus’ Board of Director approval on or before November 30, 2011. There can be no assurance Coronus’ Board of Director approval will be obtained.

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Additionally, Mr. Thachuk announced today that on October 13, 2011, Coronus entered into a third Vacant Land Purchase Agreement (the “Oak Hills South Agreement”). Under the Oak Hills South Agreement, Coronus agrees to acquire a 27.47 acre parcel of vacant land, situated south of Oak Hills, in the County of San Bernardino, California, from Karinne Wolf. The purchase price is USD $145,000. Close of escrow is December 22, 2011. Coronus deposited USD $1,000 into escrow and agree to deposit an additional USD $29,000 within sufficient time to close escrow. Karinne Wolf agrees to carry back the balance amount of USD $115,000 for two years at 6.5% per annum interest, with monthly payments of interest only. The Oak Hills South Agreement is subject to Coronus’ Board of Director approval on or before December 15, 2011. There can be no assurance Coronus’ Board of Director approval will be obtained.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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